Exhibit 10.14

AMENDED AND RESTATED

DEED OF LEASE OF RURAL LAND

between

THE PROPRIETORS OF TAWAPATA SOUTH

and

ROCKET LAB LIMITED

DEED dated	15 November 2019

PARTIES

(1)	THE PROPRIETORS OF TAWAPATA SOUTH (“Lessor”)

(2)	ROCKET LAB LIMITED (“Lessee”)

BACKGROUND

A.

The Lessor and Lessee are respectively the Lessor and Lessee under a Deed of Lease for Rural Land dated 17 November 2015 (“Original Lease”) in respect of part of certain land comprised in the Tawapata South No 8 and Waikawa Blocks located on the Mahia Peninsula, more particularly described in the Original Lease.

B.

This Lease was subsequently amended pursuant to an Agreement to Lease between the Lessor and Lessee dated 28 November 2015, which became unconditional on 29 June 2018 when consent to the Agreement to Lease was obtained by the Lessee from the Overseas Investment Office, pursuant to the Overseas Investment Act 2005. The Agreement to Lease varied the Original Lease to, among other things, add rights of renewal in respect of the land subject to the Original Lease and grant an option to lease certain additional land on the terms of the Original Lease.

C.

The parties have agreed some amendments to the terms of the Original Lease and Agreement to Lease, and for ease of reference, now wish to restate all of the relevant terms of the Lessee’s lease of the Land from the Lessor in one document.

STATEMENT OF PRINCIPLES

D.	The Lessor and the Lessee have entered into this agreement in good faith and agree to work together in an open and honest manner.

E.

Each party will be mindful and respectful of the other’s business operations and where possible, will ensure that their actions do not severely impact on the others ability to conduct its business activity.

F.	Each party agrees to a “no surprises” approach and will discuss any new activity or issues to ensure understanding and agreement is reached.

G.	The Lessor is excited about this opportunity and is keen to support the Lessee to achieve business success.

H.

The Lessee acknowledges the Lessor’s special relationship with the Land and agrees to respect the health and wairua of the Land and do everything within its power to protect the Land and the environment and culturally significant site of Onenui Station and Waikawa (Portland) Island.

OPERATIVE PART:

1.	REFERENCE SCHEDULE

1.1	The Land (clause 2.1)

Those parcels of land comprising approximately 9.65 hectares being:

(a)	the land highlighted green on Plan A in the Plan Schedule (“Launch Site”);

(b)	the land outlined in red on Plan B in the Plan Schedule which is the access road from Mahia East Coast Road to the Launch Site (“Access Road”);

(c)	the land highlighted green on Plan C in the Plan Schedule being the site for the control room for the rocket launch activity (“Control Room Site”);

together with rights of access, in common with the Lessor, but subject in every case to the terms of this Lease, and in particular to the exclusions set out in clause 10:

(d)	To and from the Launch Site to the Control Room Site, as shown on Plan E in the Plan Schedule (“Control Room Access”);

(e)	Over parts of the Lessor’s land on Waikawa (Portland) Island for the purposes of access to the Communication Infrastructure on Waikawa (Portland) Island as per clause 13.9; and

(f)	Over the Beach Access described in clause 13.1(e).

1.2	Property expenses (clause 2.1)

The Lessee shall pay to the Lessor on demand the Property Expenses incurred or payable during the term:

(a)	ten (10) days prior to the due date payable;

(b)	without deduction or setoff (whether legal, equitable, statutory or any other form) by automatic bank authority to the Lessor or as the Lessor may in writing otherwise direct.

1.3	Term (clause 6.1)

An initial term of 2 years 364 days commencing on 2 December 2015 and expiring on 30 November 2018, which has been renewed, with the current term commencing on 1 December 2018 and expiring on 30 November 2021.

1.4	Rights of Renewal (clause 7)

Six (6) rights of renewal of three (3) years each, so that the maximum term of the Lease shall be 20 years and 364 days. The parties acknowledge that one right of renewal has been exercised, leaving 5 remaining rights of renewal at the date this agreement is signed.

1.5	Rental (clause 8.1)

$50,000.00 plus GST per annum in accordance with clause 8.1 (subject to review in accordance with clause 8.3) payable annually in advance on 1 December of each lease year.

1.6	Payment of rental (clause 8.2)

Rental for the term and each renewed term of the Lease, shall be paid annually in advance.

1.7	Rent Review (clause 8.3)

CPI rent reviews each year of of the Lease pursuant to clause 8.3.

1.8	Renewal Dates

1 December 2018 (exercised), 1 December 2021, 1 December 2024, 1 December 2027, 1 December 2030, and 1 December 2033.

1.9	Interest on overdue monies (clause 8.6)

At the Lessor’s Bank authorised overdraft lending rate + 5% per annum.

1.10	Public risk insurance (clause 15.5)

$5,000,000.00

1.11	Permitted use of land (clause 16.1)

Rocket engine test and launch site, access road, control room, staff accommodation and facilities, and associated uses.

1.12	Option Land (clause 3.2)

Option Land means the land described in clause 3.2.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

In this deed unless the context otherwise requires:

“Access Road” has the meaning given to it as provided in clause 1.1;

“Accommodation” has the meaning given to it as provided in clause 13.1(d);

“Accommodation Access” has the meaning given to it as provided in clause 1.1;

“Accommodation Site” has the meaning given to it as provided in clause 1.1;

“Beach Access” has the meaning given to it as provided in clause 13.1(e);

“Commencement Date” means the date provided in clause 1.3 on which the term shall commence;

“Communication Infrastructure” has the meaning given to it as provided in clause 13.9;

“Company” includes body corporate;

“Confidentiality Undertaking” has the meaning given to it as provided in clause 23.2(a);

“Control Room” has the meaning given to it as provided in clause 13.1(b);

“Control Room Access” has the meaning given to it as provided in clause 1.1;

“Control Room Site” has the meaning given to it as provided in clause 1.1;

“Expiration Date” means, in relation to the current term, 30 November 2021;

“Final Expiration Date” means, if all rights of renewal are exercised, 30 November 2036;

“Goods and Services Tax” means all tax from time to time payable under the Goods and Services Tax Act 1985;

“Infrastructure” has the meaning given to it as provided by clause 13.1(c);

“Land” includes the Lessor’s fixtures and fittings (if any) and all plant, machinery, chattels and other equipment, referred to in clause 1.1 and such other plant, machinery and other equipment provided by the Lessor from time to time for the land;

“Launch Fee” means $55,000 plus GST (if any), subject to review pursuant to clause 9.8;

“Launch Site” has the meaning given to it as provided in clause 1.1;

“Launch Window” has the meaning given to it in clause 9.4;

“Lease” includes the schedules forming part of this deed;

“Lease Year” means each 12-month period during the term commencing from the Commencement Date;

“Lessee” means the Lessee and the Lessee’s executors, administrators, successors and permitted assigns;

“Lessor” means the Lessor and the Lessor’s successors, assigns and persons under the control of the Lessor.

“Members of the Public” means members of the public and includes any shareholders of the Lessor unless they are a Specified Person in accordance with this lease;

“Onenui Station” shall mean the land owned or controlled by the Lessor as indicatively set out in Plan L

“persons under the control of the Lessee” includes all sublessees, licensees, employees, agents, contractors, customers and other invitees of the Lessee;

“persons under the control of the Lessor” includes all other lessees, licensees, employees, agents, contractors, customers and other invitees of the Lessee;

“Property Expenses” means rates levies (where they are separately rated against the Land) and all other charges imposed payable to any local or territorial authority in respect of the Land including by way of example only any charges in connection with all water and electricity consumed on the Land including line charges;

“Rescheduled Launch Time” has the meaning given to it as provided in clause 9.4;

“Specified Person” means a person who is approved in writing by the Lessee to remain on the Land during a launch or testing activity, and who at all times complies with the provisions of clause 10.2;

“taonga tuturu” has the meaning given to that term in the Protected Objects Act 1975;

“Works” has the meaning given to it as provided in clause 13.2.

2.2	Interpretation

In this Lease:

(a)	Where obligations bind more than one person those obligations shall bind those persons jointly and severally;

(b)

The benefits and burdens shall be binding upon the parties and their respective successors and personal representatives and any permitted assignees or transferees and references to the parties shall be construed accordingly;

(c)	Words importing the singular number include the plural and vice versa;

(d)

A “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state, agency of state, government department or municipal authority in each case whether or not having separate legal personality;

(e)	Any schedule to this deed shall have the same effect as if set out in the body of this deed;

(f)	Clause headings are inserted for reference only and shall not affect the interpretation of this deed;

(g)	References to any statute refer also to any regulation, by-law, order and notice made under or pursuant to the statute;

(h)	References to statutes and regulations refer also to statutes and regulations amending, consolidating or re-enacting those referred to;

(i)	Expressions defined or explained in any statute shall bear those meanings in this lease;

(j)	Any covenant not to do anything also constitutes an obligation not to suffer, permit or cause that thing to be done;

(k)	References to covenants include conditions and agreements;

(l)	References to covenants include covenants expressed or implied;

(m)	To “perform” a covenant includes to keep, observe and fulfil that covenant;

(n)	A right granted or reserved may be exercised from time to time and at all times;

(o)

Words and expressions defined are indicated by capital letters for convenience but the absence of a capital letter shall not alone imply that the word or expression is used with a different meaning from that given by its definition; and

(p)	Any reference to a “month” or “monthly” shall mean respectively calendar month and calendar monthly.

(q)	$ or dollars refers to New Zealand dollars and, unless otherwise specified, all amounts payable by a party under this Agreement are to be paid in New Zealand currency.

3.	COVENANT TO LEASE

3.1	Lease

The Lessor leases the Land to the Lessee and both parties are bound by the terms of this Lease.

3.2	Option to Lease Option Land

(a)

At the Lessee’s option, the Lessee may, at any time during the term of the Lease, including any renewed term, by giving the Lessor 14 days notice in writing in advance, take a further lease of all or part of the land shown in green and described as Block 2 (Strong’s) and Block 3 (“Matira”) on Plan K in Plan Schedule (“Option Land”). The Rental for Block 2 and Block 3 from the date of the Lessee’s notice shall be the same annual rent as Block 1 at the date of notification per block, with such rental reviewed in accordance with clause 8.3.

(b)	The grant of the additional leased area shall be effective upon the date that the Lessor receives a notice referred to in clause (a) above.

4.	KAITIAKITANGA AND TAONGA

4.1

The parties recognise the Lessor’s special relationship with the Land and that the exercise of kaitiakitanga over the Lessor’s whenua is essential to maintain the taonga tuku iho. To foster this, the parties have agreed that a strong and positive relationship is in each party’s best interests and that of the whenua. The parties have agreed to act and abide by the Partnering Concept to support and promote their relationship and maintain the mana of the whenua.

4.2	The Partnering Concept means:

(a)	a relationship between the parties based on mutual trust;

(b)	openness, promptness, consistency and fairness in all dealings and communications between the parties, their agents, and representatives;

(c)

an early warning system in respect of any issue or concern that is developing, including the timely supply of information as and when due, raising such issue or concern at the earliest possible opportunity;

(d)	cooperative dealings between the parties and constructive mutual steps to avoid differences and to identify solutions; and

(e)	open, prompt and fair notification and resolution between the parties of any differences or disputes which may arise or be apprehended.

4.3

The parties recognise and accept that it is impractical to make provision for every contingency that may arise in the course of the performance of the parties’ obligations under this Lease. The parties agree to conduct themselves in a manner which is consistent with the partnering concept above in clause 4.2 and the Statement of Principles above in their day-to-day interaction and in performing their obligations under this Lease.

4.4	The Lessee agrees to comply with its obligations under the Protected Objects Act 1975, and further, to notify the Lessor if the Lessee finds any taonga tūturu on any part of the Lessor’s land.

5.	EXCLUSION OF STATUTORY PROVISIONS

5.1	Exclusion of implied covenants and powers

Any covenants and powers implied in leases by virtue of the provisions of any Act (including Section 218 and clause 10 of Schedule 3 of the Property Law Act 2007) are to the extent they are inconsistent with anything in this Lease excluded from this Lease. The provisions of Sections 11-36 of the Animal Products Act 1999 shall not apply to this Lease.

6.	TERM

6.1	Term of Lease

The term shall commence on the Commencement Date and shall expire on the Expiration Date.

6.2	Implied Lease

Should the Lessee with the consent of the Lessor remain in occupation of the Land beyond the Expiration Date (otherwise than pursuant to the grant of a renewal of lease) the occupation shall be a periodic tenancy only, terminable by 20 working days’ notice at the same rental then payable and otherwise on the same covenants and agreements (so far as applicable to a periodic tenancy) as expressed or implied in this Deed.

7.	RENEWAL

7.1

The Lease will automatically rollover for the applicable Right of Renewal unless the Lessee gives notice of it intent not to renew the Lease no less than 3 months prior to the end of the applicable Renewal Date. The Lessee will use reasonable endeavours to notify the Lessor of the rollover of the Lease for each Right of Renewal.

7.2

If the Lessee, while still in occupation of the Land under this Lease, and the Lease is renewed as per clause 7.1 The Lessor will grant a new lease for a further term from the relevant Renewal Date as follows:

(a)	The annual rent on renewal shall be determined in accordance with clause 8.3.

(b)

Subject to clause 8.3(a) the new lease shall be upon and subject to the covenants and agreements expressed and implied in this Lease except that the term of this Lease plus all further terms shall expire on or before the Final Expiration Date.

(c)	The parties will not be released by the renewal of the Lease from any liability for any breach under this Lease.

8.	RENTAL, PROPERTY EXPENSES AND GOODS AND SERVICES TAX

8.1	Covenant to pay rental

The Lessee covenants to pay rental to the Lessor at the rate stated in clause 1.5 or as otherwise fixed pursuant to this Lease.

8.2	Manner of payment of rental

(a)	The Lessee shall pay rental by the instalments provided in clause 1.6 in advance on the first day of the months stated in clause 1.6 but the first payment shall be made on the Commencement Date; and

(b)	Rental and other moneys shall be paid without deduction or set off (whether legal, equitable, statutory or any other form) by automatic bank authority or as the Lessor may in writing otherwise direct.

8.3	CPI rent review

(a)

The annual rental payable shall be adjusted annually by CPI on the basis of the average increase (and not decrease) in the CPI from the preceding 4 quarters by giving notice to the Lessee of the increase (if any) to the maximum annual increase of 2%.

(b)

If the CPI is discontinued and not replaced, or if there is a material change to the basis of calculation of the CPI, or a resetting of the CPI, an appropriate index which reflects the change in the cost of living in New Zealand as agreed by the parties and failing agreement to be determined by an expert appointed by the president or vice president of the New Zealand Law Society will be used.

(c)	Notwithstanding any other provision of this clause 8.3, the annual rent payable shall not be less than the annual rent payable immediately preceding lease year.

(d)	The new rent determined pursuant to this clause shall be payable annually from 1 December once it is determined by the Lessor giving notice under this clause.

(e)	“CPI” means the Consumer Price Index (All Groups) published by Statistics New Zealand or other government agency and any revised, replacement or substituted index.

8.4	Additional payments by Lessee

The Lessee covenants to pay as additional rental the Property Expenses in the manner provided in clause 1.2.

8.5	Goods and Services Tax

The Lessee shall at the time it falls due for payment pay to the Lessor or as the Lessor shall direct any Goods and Services Tax payable on:

(a)	the rental and any other amounts payable under this Lease; and

(b)	any of the Property Expenses,

to the intent that all such rental, other amounts and Property Expenses are paid to the Lessor as net amounts clear of Goods and Services Tax.

8.6	Interest on overdue rental or other moneys

If any rental, Property Expenses or other moneys payable by the Lessee remain unpaid for seven days after their due date then the Lessee shall pay to the Lessor interest on those moneys at the rate provided in clause 1.9 calculated from their due date to the date of payment. The Lessor may recover the moneys in arrears and interest as if they were rental in arrears.

9.	LAUNCH PAYMENTS

9.1

It is the Lessee’s philosophy that if it is successful in operating its business, and the Lessor complies totally with the Lessor’s obligations to the Lessee under this lease that success should be shared with the Lessor.

9.2

The Lessee therefore agrees that in addition to the base payment of rental for the Land, the Lessee shall pay to the Lessor a Launch Fee no later than 14 days following receipt of a valid tax invoice from the Lessor, as follows (subject to clause 9.6):

(a)

if a Launch Window results in the successful lift off of a rocket from the Launch Site, then the Launch Fee shall be paid in respect of every such successful rocket lift off during that Launch Window; and

(b)

if a Launch Window results in the Lessee and Lessor implementing all of the required launch exclusions set out in clause 10 as per each Launch Window notification, but no rockets achieve lift off in that Launch Window, then one Launch Fee shall be paid in respect of that unsuccessful Launch Window.

To avoid doubt, no Launch Fee is payable for test activities or hazardous substance buffer zones pursuant to clause 10.1(b), nor for any Launch Window which is announced but all of the required launch exclusions in clause 10 are not implemented by the Lessee and Lessor for any reason.

9.3

The Lessor acknowledges that the Lessee holds all necessary statutory and regulatory consents that permit up to 120 launches per year from the Launch Site. The Lessee agrees to consult with the Lessor in each occasion where it is considering submitting any application to vary any such consents (or apply for new ones).

9.4

The Lessee shall give not less than 7 days’ notice to the Lessor of its intention to conduct a launch within a particular period of time including all applicable exclusion zones, not exceeding 4 weeks (“Launch Window”) and will give as much notice as is practicable in the circumstances of any scheduled launch time within that Launch Window (acknowledging that launch times can change due to weather and other unforeseen circumstances). Where a launch is scheduled, but for any reason it does not proceed, the Lessee shall be at liberty to reschedule that launch at any time during the relevant Launch Window (“Rescheduled Launch Time”) and, unless the Lessee advises the Lessor otherwise, the exclusions pursuant to clause 10.1(a) shall apply to the Rescheduled Launch Time. The Lessee shall give the Lessor notice of the Rescheduled Launch Time as soon as practicable after the originally scheduled time.

9.5

Notwithstanding the provisions of clause 28.2 of the terms of this lease, any notice required under this clause 9 shall be effective if sent by email by the Lessee to the email address of the Lessor notified for the purpose by the Lessor to the Lessee, and shall be deemed to be received by the Lessee at the time of sending.

9.6

Payment of any Launch Fee is conditional upon total compliance by the Lessor, to the satisfaction of the Lessee (acting reasonably), with all of the Lessor’s obligations under this lease (whether related to the particular launch or not), including, without limitation and by way of illustration only:

(a)	the exclusions required pursuant to clause 10.1 being complied with without exception;

(b)	each Specified Person complying with the provisions of clause 10; and

(c)	full compliance with the confidentiality provisions in clause 23.

9.7

In the event that a launch or test launch is required to be cancelled as a result of the failure by the Lessor to ensure that the Lessor’s obligations in respect of the exclusion zone requirements are met, the total cost of the aborted launch, as determined by the Lessee, will be payable by the Lessor and will be a debt due by the Lessor to the Lessee. Such debt may be set off by the Lessee at its discretion from any Launch Fees (whether already due or payable at a future date) payable under this Lease.

9.8	The Launch Fee shall be increased by 2% every Lease Year.

9.9

If a total of less than $100,000 plus GST (if any) in Launch Fees is paid by the Lessee relating to any Lease Year, not as a result of the Lessor’s breach of any term of this Lease, then the Lessee shall pay to the Lessor a top up payment so that the minimum launch fee the Lessor receives in any Lease Year is $100,000 plus GST (if any), paid in arrears after the end of a Lease Year.

9.10

For the avoidance of doubt, the Launch Fees are not rental but are additional payments made in return for compliance with the Lessor’s obligations to the Lessee under this Lease and as compensation for the disruption of farming activities.

10.	EXCLUSION ZONES

10.1

The parties acknowledge that the safety of the Lessee’s operation is of paramount concern to both parties; and that protection of the Lessee’s intellectual property is vital to ensure the sustainability of the Lessee’s business. In order to take all reasonable steps to ensure the safety of the parties, and all persons having access to any part of the Land or the Lessor’s land, and to assist in the protection of the Lessee’s intellectual property, the Lessor agrees to the Lessee establishing and maintaining exclusion zones and times in accordance with:

(a)	in the case of Launch Windows and scheduled launches, the table below, unless, in relation to a particular launch, the Lessee expressly notifies the Lessor otherwise in writing; and

(b)

for testing activities (including wet dress rehearsals and other non-launch activities), and hazardous substance buffer zones, any requirements (less than the full exclusion requirements set out in the table below) of the Lessee notified to the Lessor from time to time. The Lessee shall give at least 6 hours’ notice to the Lessor of its intention to conduct testing activities within a particular period of time (acknowledging that times can change due to weather and other unforeseen circumstances).

It shall be the Lessor’s obligation to ensure that all persons under the control of the Lessor (including all staff, contractors and/or shareholders of the Lessor) who are present comply with the exclusion requirements set out in the table or otherwise notified to the Lessor by the Lessee; and the Lessor and the Lessee shall work together to ensure that the exclusion requirements are enforced against Members of the Public.

Area of land	Description	Reference in Plan Schedule	Restriction from exclusion zones
General exclusion zone	Area with restricted access prior to and during launches	shaded in red in Plan E – includes Waikawa (Portland) Island

1. No access to any part of the zone by Members of the Public, including any shareholders of the Lessee other than a Specified Person, from 24 hours prior to a scheduled launch time until advised by Rocket Lab.

2. To be vacated by all persons other than Specified Persons not later than one hour prior to scheduled launch time until advised by Rocket Lab.

Table Cape - Zone	Area immediately adjacent to launch site shown.	shaded in red in Plan F	To be vacated by all but Specified Persons not later than four hours prior to scheduled launch time until advised by Rocket Lab.

Restricted Zone 2 –	Land south of shearing quarters	shaded in red in Plan G	To be vacated by all but Specified Persons not later than two hours prior to scheduled launch time until advised by Rocket Lab.

Stock exclusion zone	an area approximately 500 m from launch pad delineated by existing paddock boundaries	shaded in yellow on Plan H	All stock to be removed from this area not later than 24 hours prior to scheduled launch until advised by Rocket Lab.

Maritime Exclusion Zone	Surrounding coastal and sea areas	Outlined in red on Plan L	To be vacated by all people and vessels not later than five hours prior to scheduled launch time until advised by Rocket Lab (this to be conducted with the involvement of the relevant maritime authorities). It is acknowledged that the maritime area is outside of the Lessor’s control.

10.2

A Specified Person is a person who is approved in writing by the Lessee to remain on the Land or in an exclusion zone during a launch or testing activity, and who has complied with all necessary site and hazard induction protocols required from time to time by the Lessee to ensure the safety of its site and operations. Any Specified Person:

(a)	must comply with all directions of the Lessee at all times;

(b)	must be accredited in writing by the Lessee to be present in respect of that particular launch or testing activity;

(c)	shall be required to wear or carry that accreditation or security clearance at all times; and

(d)	shall be in physical or radio contact at all times during the exclusion periods with the duly appointed representatives of the Lessee.

The Lessor shall, promptly after the Lessee gives the Lessor notice of scheduled launch times pursuant to clause 9.4, or planned timing of testing activities pursuant to clause 10.1(b), provide a list of all applicable exclusion zones and any Specified Persons who will remain within the boundaries of the relevant exclusion zones during the launch or testing activity. For the avoidance of doubt if no exclusion zones have been specified all exclusion zones shall apply.

10.3

Any Specified Person shall, if required by the Lessee, sign a confidentiality undertaking in accordance with clause 23 which will require the Specified Person to agree not to disclose any information knowhow or processes observed by the Specified Person during a launch or testing activity, nor without the specific consent of the Lessee’s representatives, to take any photograph. If a Specified Person is not willing to sign such an undertaking, that person must immediately leave the General Exclusion Zone or other relevant exclusion zone if this is required by the Lessee.

10.4

A register of the Specified Persons shall be kept by the Lessee and notified to the Lessor from time to time and prior to each launch. Each Specified Person shall be bound by the protocols of the Lessee relating to restrictions on access to the Land which shall be advised from time to time to the Lessor and any further requirements of the Lessee which shall be established in consultation with the Lessor.

10.5	For the avoidance of doubt, the Lessee may, at its discretion, withhold its approval, without providing any reason therefor, of any person to qualify or remain qualified as a Specified Person.

10.6

The parties acknowledge that the Harbour Master is primarily responsible for enforcing the Maritime Exclusion Zone, and that the Lessor’s responsibilities to enforce this zone are limited to those aspects which are reasonably within its control, for example (without limitation), restricting beach access to avoid any vessels being launched.

10.7

The Lessee agrees to not unreasonably withhold use of the Access Road by the Lessor, its staff, contractors, shareholders or any other party authorised by the Lessor when the exclusion zones are not active.

11.	ASSIGNMENTS/SUBLETTING

11.1	Lessee not to sublet or assign without consent

The Lessee will not, except as provided in this clause, sublet, assign, mortgage, charge or part with possession of the Land or any part of the Land or this Lease or any estate or interest of this Lease to any person. The Lessee may with the prior written consent of the Lessor assign the whole of this Lease or sublet part only of the Land. The Lessor will not unreasonably withhold the Lessor’s consent to an assignment or subleasing to a respectable, responsible, solvent and suitable assignee or sublessee, who the Lessor is satisfied will respect the mana of the whenua, and who will comply with clause 4 (“the Transferee”). Before giving consent and as a condition precedent the Lessor shall be entitled to performance and satisfaction of the following conditions:

(a)	The Lessee shall demonstrate to the satisfaction of the Lessor that the proposed Transferee is responsible and of sound financial standing;

(b)	All rental and other moneys payable by the Lessee to the Lessor up to the date of the proposed transfer assignment or subletting have been paid;

(c)	There is not any existing unremedied breach of any of the terms of this Lease;

(d)

In the case of an assignment the execution by the Transferee of a covenant with the Lessor, in a form acceptable to the Lessor, that the Transferee will be bound by and perform the covenants in this Lease to be observed and performed by the Lessee but the execution of such covenant shall not release the Lessee from the Lessee’s obligations under this Lease;

(e)	All costs incurred by the Lessor (whether or not the proposed sublease or assignment proceeds to completion) have been paid by the Lessee;

(f)

In the case of an assignment where the proposed Transferee is a company not listed by the New Zealand Stock Exchange the Lessor may require the directors and the controlling shareholders of such company to enter into a deed guaranteeing the performance by that company of the term, such guarantee to be in a form acceptable to the Lessor, and the costs incurred by the Lessor in the preparation and execution of such guarantee shall be paid by the Lessee; and

(g)

In the case of a sublease the Lessor may stipulate that the sublease contains a condition that it not be assigned nor the area sublet be further sublet without the prior written consent of the Lessor and the terms of clause 11.1 shall apply to such consent.

11.2	Change in shareholding of Lessee

For the purposes of clause 11.1 any proposed change in the shareholding of the Lessee altering the effective control of the Lessee (if an unlisted company as provided in subclause 11.1(f) shall be a proposed assignment of this Lease requiring the consent of the Lessor.

11.3	Statutory assignments or sublettings

Any assignment or underletting of the interest of the Lessee within the meaning of Section 226 of the Property Law Act 2007 shall be a breach of the provisions of clause 11.1.

11.4

Notwithstanding any other provision of this lease, the Lessee is permitted assign this lease to any company in which the Lessee or the Lessee’s parent company holds not less than 80% of the voting shares without the consent of the Lessor. The Lessee shall give notice in writing to the Lessor of any such assignment.

12.	MAINTENANCE AND HUSBANDRY OF THE LAND

12.1	Lessee to keep the Land in good repair

(a)

The Lessee shall keep all fences, ditches, bridges, stockyards, gates, and things on or to be erected on the Land in the good repair and condition, but the Lessee shall not be liable to yield them up in any better state of repair or condition than as at the commencement of this Lease, and at the expiration or sooner determination of the Lease shall yield them up in good repair and condition; and

(b)

The obligation of the Lessee stated in subclause 12.1(a) does not include responsibility for any fair wear and tear arising from reasonable use or damage caused by flood, fire, storm, tempest or aircraft where such damage is not attributable to any act or omission on the part of the Lessee or persons under the control of the Lessee.

12.2	Drains, ditches etc

The Lessee shall not less than once every Lease Year clean out and open all ditches, drains and other water courses on the Land and take all proper steps to keep such ditches, drains and water courses clear and unobstructed.

12.3	Water reticulation

(a)

The Lessor has a current water reticulation system that is adequate for stock purposes. The Lessee may use the Lessor’s water reticulation system provided the Lessee’s use will not unreasonably interfere with the Lessor’s use of the system. Lessor shall provide Lessee notice if the Lessee is unable to use the water reticulation system for any reason and for the required period. If the Lessee requires the system to be upgraded, the Lessee may do so at its own cost and with the Lessor’s prior consent, such consent not to be unreasonably withheld.

(b)

Subject to clause (a) above the Lessee’s access to the water reticulation system shall be limited to the Land provided that the Lessee may utilise the water reticulation system for adjoining land for emergency purposes only and provided further that in each case the Lessor is advised by the Lessee of the emergency use of water.

12.4	Waste

(a)	The Lessee shall ensure the Land is kept free from rubbish, and ensure that all rubbish, wastewater, and sewage is regularly removed from the Land.

13.	LESSEE’S IMPROVEMENTS

13.1	It is intended that the Lessee will construct all improvements required for the development and operation of the launch site. This will include:

(a)	the Access Road, including cattle stops and fences to ensure that the Access Road is kept free of stock;

(b)	a launch control room on the Control Room Site (“Control Room”);

(c)	infrastructure required in respect of the launches and other authorised activities of the Lessee (“Infrastructure”);

(d)	temporary accommodation and facilities for staff (“Accommodation”) on site mutually agreed between the Lessee and Lessor; and

(e)

Unpaved access not less than 4 m wide from the Access Road along the east side of the launch site (Point Paddock) to the existing track leading down to the boat landing beach as shown marked in white on Plan K in the Plan Schedule (“Beach Access”).

13.2

If the Lessee wishes to construct any additional buildings, roads, or any other infrastructure on the Land (the “Works”), it will first provide to the Lessor plans and specifications of the proposed Works for the Lessor’s consultation. The Lessor may at this time specify whether or not which Works need to be removed by the Lessee at the expiry or earlier determination of this Lease.

13.3

The Lessor consents to the Lessee constructing the Access Road, the Control Room, the Accommodation, the Beach Access, the Control Room Access, the Accommodation Access and the Infrastructure (together referred to as “Works”) at the Lessee’s costs in all respects.

13.4

The Lessee will endeavour to ensure any Works constructed maintain the special features of the Land and ensure high quality aesthetics for the Works consistent with a high quality facility that shows appropriate respect for the Land and the Lessor.

13.5	It is a condition of the Lessor’s consent that:

(a)	the Works are carried out in a proper and workmanlike manner; and

(b)

that all necessary statutory or regulatory consents and approvals to the Works, of whatever nature, are first obtained by the Lessee, and any conditions of those consents or approvals are fully complied with by the Lessee.

13.6

The Lessor shall have no access to the Works except with the prior written consent of the Lessee, except for the Access Road, and Beach Access which if they are not required by the Lessee will be made available for farm use.

13.7

At the end of the term of the Lease, the Lessee shall not remove the Access Road, road gates, fences, cattle stops or Beach Access from the Land and will not require any compensation from the Lessor for these remaining on the Land. The Lessee may remove all or part of the Control Room, Accommodation and the remainder of the Infrastructure at its discretion, provided that if the Lessee removes any of its infrastructure, the Lessee shall make good any damage caused on removal. If the Lessee chooses not to remove the Control Room, Accommodation and Infrastructure they will be forfeited to the Lessor and the Lessor shall not be liable to pay any compensation to the Lessee for those remaining on the Land.

13.8	The Works will be kept by the Lessee in good and substantial repair throughout the term of the Lease.

13.9

The Lessee may throughout the term of the Lease, at the Lessee’s risk, place and maintain on any part of the Lessor’s land, including on Waikawa (Portland) Island, minor infrastructure or posts for the purposes of installing equipment for of the effective operation of the launch site, including, without limitation:

(a)	Automatic weather station;

(b)	Network communications;

(c)	Cameras;

(d)	Generators and other equipment;

(e)	Tracking Dishes;

(f)	Telemetry Antennae;

(g)	Shipping Containers;

(h)	Signs.

13.10

Waikawa (Portland) Island is site of cultural significance to the Lessor and the Lessee acknowledges Waikawa (Portland) Island contains may wahi tapu (sacred) areas. Any infrastructure or posts required pursuant to clause 13.8 on Waikawa (Portland) Island shall be subject to the prior approval of the Lessor, including any specific access and location restrictions. The Lessee agrees to access the Communication Infrastructure via the agreed formed pathways. The parties acknowledge that approval has been granted to the Lessee to locate, maintain and operate, for the term of the Lease, a Marine VHF radio repeater with solar panel power supply, and a secondary re-broadcasting antenna (“Communication Infrastructure”) on Waikawa (Portland) Island and to access that infrastructure as required to maintain, upgrade, replace or repair it.

14.	LESSEE’S ADDITIONAL RIGHTS

14.1	For the purposes of the Lessee’s launching activities, the Lessee shall be authorised by this Lease, at all reasonable times, to locate on the Land the following:

(a)	Rocket Lab launch control centre with suitable portable buildings and fencing;

(b)	Portaloos;

(c)	Portable accommodation;

(d)	Range safety facility (either permanent or mobile); and

(e)	Communications equipment including satellite dishes, aerials, cables or conduits.

14.2

The Lessee shall be entitled to fill its water tanks by taking up to 20 m³ per day from upstream dams or other sources on the Lessor’s property, including the pond partly located within the leased area, during non-drought conditions. The Lessor acknowledges that the Lessee holds the appropriate resource consent for this purpose. The Lessor shall have first priority to the tanks and pond for stock.

14.3	The Lessee may from time to time utilise for parking the land adjacent to the wool shed at Mahia East Coast Road as shown on the plan marked J in the Plan Schedule.

15.	INSURANCE AND INDEMNITY

15.1	The Lessor acknowledges that the Lessor does not have any insurable assets on the Land. The Lessee shall be under no liability to insure its assets on the Land, but may choose to do so at its option.

15.2	Lessee to occupy Land at Lessee’s risk

The Lessee agrees to occupy and use the Land at the Lessee’s risk and releases to the full extent permitted by law the Lessor and the Lessor’s shareholders, employees and agents from all claims and demands of any kind and from all liability which may arise in respect of any accident damage or injury occurring to any person or property in or about the Land.

15.3	Indemnity by Lessee

The Lessee shall keep the Lessor indemnified against all claims, actions, losses and expenses of any nature which the Lessor may suffer or incur or for which the Lessor may become liable in respect of:

(a)	The neglect or careless use or misuse by the Lessee or persons under the control of the Lessee of the Land or arising out of any faulty fixture or fitting of the Lessee; and

(b)

Any accident or damage to property (including but not limited to fences, water supply and power supply), any livestock outside the required exclusion zones set out in clause 10 or any person arising from any occurrence on or near the Land wholly or in part by reason of any act or omission by the Lessee or persons under the control of the Lessee.

15.4	Benefit of Lessor’s insurance

Where the Land is destroyed or damaged by fire, flood, explosion, lightning, storm, earthquake, volcanic activity or any risk against which the Lessor is (or has covenanted with the Lessee to be) insured the Lessor will not require the Lessee to meet the cost of making good the destruction or damage to the Land and will indemnify the Lessee against such cost where the Lessee is obligated to pay for making good such damage or destruction. The Lessor does not have to indemnify the Lessee and the Lessee will not be excused from liability under this subclause if and to the extent that:

(a)	The destruction or damage was intentionally caused by the Lessee or those for whom the Lessee is responsible; or

(b)	The destruction or damage was the result of an act or omission by the Lessee or those for whom the Lessee is responsible and that act or omission:

(i)	occurred on or about the Land; and

(ii)	constitutes an imprisonable offence.

(c)

Any insurance moneys that would otherwise have been payable to the Lessor for the damage or destruction are rendered irrecoverable in consequence of any act or omission of the Lessee or those for whom the Lessee is responsible.

15.5	Public risk insurance

The Lessee at the Lessee’s expense shall effect and keep current in respect of the Land and the Lessee’s use of the Land a policy of public insurance (including cover for forestry and rural fires caused by the Lessee) for an amount not less than that provided in clause 1.7, or such other amount from time to time reasonably required by the Lessor, for any one event with a substantial reputable insurance office or company first approved in writing by the Lessor (such approval not to be unreasonably or arbitrarily withheld).

16.	USE OF LAND AND BUILDINGS

16.1	Use to which the Land may be put by Lessee

The Lessee shall only use the Land for the purposes stated in clause 1.11.

16.2	No warranty by Lessor as to suitability of Land

(a)	The Lessor does not warrant:

(i)	that the Land is or will remain suitable or adequate for any of the purposes of the Lessee, including the permitted use provided in clause 1.11; or

(ii)	that the permitted and conditional uses of the Land provided in the relevant town planning ordinances permit the operation of such purposes or the permitted use.

(b)	The Lessee accepts the Land as being satisfactory in all respects and with full knowledge of and subject to any prohibitions or restrictions on the use of the Land.

16.3	Payment of utility charges by Lessee

(a)

The Lessee shall pay to the proper authorities all charges for utilities and other services connected or used in the Land. Should the Lessee make default in payment of such charges the Lessor may pay them and immediately recover the amount paid as if it were rental in arrears payable by the Lessee.

(b)

The Lessee shall be entitled to from time to time at the Lessee’s convenience to connect into the Lessor’s existing electricity feed with the Lessor’s prior consent, which must not to be unreasonably withheld or delayed. The Lessee will install a separate meter and pay the Lessor for its electricity usage at the rate charged to the Lessor by its electricity supplier plus a percentage of supply charge (daily fixed charge) payable pro-rata to usage.

16.4	Notice of damage and defects by Lessee

The Lessee shall immediately give notice to the Lessor of:

(a)	Any damage or accident to or defects in the Land; and

(b)	Any circumstances occurring within the Land likely to cause damage or injury.

17.	LESSOR ACCESS

17.1

As a result of the unique nature of the Lessee’s use of the Land, the Lessor shall not be entitled to access to the Land subject to this lease under any circumstances without the prior written consent being provided by the Lessee. Such consent shall not be unreasonably withheld where the Lessor has given the Lessee reasonable notice of its desire to have access to the property, and where the date of intended access does not clash with a scheduled or deferred launch date.

17.2	If the Lessor accesses the Land, the Lessor will comply with all health and safety protocols and directions as advised by the Lessee.

18.	HEALTH AND SAFETY OBLIGATIONS

18.1	The Lessor and Lessee acknowledge that the use of the Land as a launch site will introduce health and safety issues to the Land over and above that which would be expected in a rural situation.

18.2

The Lessee and Lessor must, and must each ensure that their respective officers, employees, contractors, subcontractors and agents, comply with the Health and Safety at Work Act 2015 (the “HSWA”), and all relevant regulations and codes of practice issued thereunder, at all times.

18.3	The parties agree to, so far as reasonably practicable, consult, cooperate with and coordinate activities with each other on health and safety matters relating to the Land.

18.4	The Lessor and Lessee must, so far as is reasonably practicable, ensure the health and safety of:

(a)	its workers (as defined by the HSWA);

(b)	any others who may be put at risk by the Lessee’s use of the Land.

18.5

The Lessor and Lessee must, so far as is reasonably practicable, ensure that no act or omission gives rise to, or is likely to give rise to, the issuing of a notice or enforcement action under any health and safety legislation (including the HSWA) against itself or the other party.

18.6

The Lessee acknowledges and agrees that it is primarily responsible for managing the risks arising from its particular use of the Land, and the Lessor is, to a degree, reliant on the Lessee’s expertise and ability to influence and control the Lessee’s activities on, and use of the Land in this regard.

18.7

The Lessee and all contractors and agents working for the Lessee, must have in place a written health and safety policy and risk management plan, and the Lessee and Lessor must each ensure that they each (including their officers, employees, contractors, subcontractors and agents) comply with that policy and risk management plan.

18.8	The risk management plan must, at a minimum:

(a)	identify health and safety risks arising from the use of the Land;

(b)	establish controls to eliminate or minimise those health and safety risks so far as is reasonably practicable; and

(c)

describe the duties that overlap with other persons conducting a business or undertaking (“PCBUs”) (including the Lessor) and ensure that there are arrangements to consult, cooperate and coordinate with those other PCBUs in order to manage health and safety risks and events (including accidents, harm or near misses) so far as is reasonably practicable.

19.	STOCK SAFETY

19.1	The Lessor shall comply with the Lessor’s obligations in respect of removing stock from the Stock Exclusion Zone during launches.

20.	FARMING ACCESS

20.1

The Lessee agrees that at any time when the Land is not being used for launch purposes and there is no relevant exclusion zone in place, the Access Road will be available to be utilised by the Lessor for its farming operations subject to clause 20.2.

20.2

Such use shall be limited to times when the Land is not being prepared for, or utilised for, a launch, and the Lessor acknowledges that the Land will at all times be under the strict control of the Lessee, who shall have the right at all times to require vacant possession of the Land upon reasonable notice.

20.3	Any occupation of the Land by the Lessor pursuant to the provisions of this clause shall be at the Lessor’s risk in all respects, and the Lessor shall use its best endeavours to:

(a)	ensure that its stock, stock trucks, farm equipment, staff and all other associated activities do not interfere with or damage the Lessee’s improvements on the Land;

(b)	make good any damage the Lessor may cause to the improvements (including the surface of the road, fencing, gates, drainage, culverts, and cattle stops) provided by the Lessee.

20.4

For the avoidance of doubt, the parties agree that no shareholder of the Lessor, other than a Specified Person, shall have or be granted access to any part of the Land subject to this Lease by the committee of the Lessor during the period 24 hours before any scheduled launch. Where the committee of the Lessor gives consent to any shareholder to have access to the land at any other time, the Lessor will be responsible for any loss which may arise from the breach of any of the terms of this lease caused by an act or omission of such shareholder.

21.	NO OTHER LEASE WITHOUT CONSENT

21.1

The Lessor shall not grant or agree to grant any lease, licence or any other form of tenure of any part of Onenui Station to any person without the prior written consent of the Lessee, (which consent may not be unreasonably withheld provided that there is no risk of adverse impact on the Lessee’s activities on the Land (including protection of its intellectual property) the intended lease, licence or tenure is not granted to a third party or who in direct competition to the Lessee and/or its activities, and otherwise, may be withheld for any reason) unless such tenure is solely for the purpose of pastoral farming.

22.	DAY-TO-DAY MANAGEMENT

22.1

The Lessor, if required by the Lessee, will appoint a representative to be available to the Lessee as a point of contact at all times to ensure the seamless access to the Land and the performance of the Lessor’s obligations under this Lease. The initial appointed representative is Pat O’Brien and shall be paid an annual fee of $25,000.00 per year by the Lessee to be reviewed annually. If the representative changes at any time, the parties must agree on a suitable replacement.

22.2

The Lessee reserves the right to work on the Land at night (at all hours) and where appropriate or necessary for the purpose to create noise or utilise lights. The Lessee will use its best endeavours to minimise disruption to residential occupiers of the Land as much as possible during these times.

23.	CONFIDENTIALITY, IMAGERY AND PUBLICITY

23.1

The Lessor shall not itself (and shall ensure that each Specified Person and every contractor, staff member, and any other person who enters upon or is present on the Land with the express or implied authority of the Lessor at any time does not), without the prior written approval of the Lessee, ever:

(a)	publish, distribute, or authorise any third party to publish or distribute any image, of any rocket, payload, Infrastructure, launch, or other activities of the Lessee on or above the Land; or

(b)

make any comment on social media, the internet or to the general media about the activities of the Lessee on or above the Land, the use of the Land or any rocket, payload, Infrastructure, or launch connected with the Land or the Lessee.

23.2

The Lessor and Lessee agree not to disclose or permit disclosure either directly or indirectly any of the terms of this Lease or any documents associated with this Lease except as required by law or as necessary to obtain professional advice without the prior consent of the other party. Neither the Lessor or Lessee shall make any announcement or disclosure relating to this Lease or any documents associated with this Lease or the subject matter of this Lease or those documents without the prior consent of the other party.

23.3	The Lessor shall:

(a)	sign the Confidentiality Undertaking in the form annexed (“Confidentiality Undertaking”) at the same time as it signs this lease and provide it to the Lessee; and

(b)

ensure that each Specified Person and every contractor, staff member, and any other person who enters upon or is present on the Land with the express or implied authority of the Lessor at any time signs a Confidentiality Undertaking and provides it to the Lessee before that Specified Person enters the Land.

24.	DEFAULT BY LESSEE

The Lessor may (in addition to the Lessor’s right to apply to the Court for an order for possession) cancel this lease by re-entering the Land or any part of the Land at the time or at any time thereafter:

(a)

If the rent shall be in arrears 10 working days after any of the rent payment dates and the Lessee has failed to remedy that breach within 10 working days after service on the Lessee of a notice in accordance with Section 245 of the Property Law Act 2007;

(b)

In case of breach by the Lessee of any covenant or agreement on the Lessee’s part herein expressed or implied (other than the covenant to pay rent, but including the covenant to pay the Launch Fee) after the Lessee has failed to remedy that breach within the period specified in a notice served on the Lessee in accordance with Section 246 of the Property Law Act 2007;

(c)	If the Lessee shall make or enter into or endeavour to make or enter into any composition assignment or other arrangement with or for the benefit of the Lessee’s creditors;

(d)	In the event of the insolvency, bankruptcy or liquidation of the Lessee; or

(e)

If the Lessee shall suffer distress or execution to issue against the Lessee’s property goods or effects under any judgement against the Lessee in any Court for a sum in excess of five thousand dollars ($5,000.00)

and the term shall terminate on such cancellation but without prejudice to the rights of either party against the other.

24.2	Essential terms

(a)	Any breach of the following covenants by the Lessee shall be a breach of an essential term of this Lease:

(i)

the covenant to pay rental, Property Expenses and other moneys due to the Lessor (including the Launch Fee) throughout the term where such breach of covenant gives rise to a right of re-entry pursuant to this Lease; and

(ii)	the covenant dealing with assignments, subletting and parting with possession.

(b)

The Lessee shall compensate the Lessor for any breach of an essential term of this Lease and the Lessor is entitled to recover damages from the Lessee in respect of such breaches. The Lessor’s entitlement under this clause is in addition to any other remedy or entitlement to which the Lessor is entitled (including the right to terminate this Lease);

(c)

In respect of the obligation referred to in subclause 24.2(a)(i) acceptance by the Lessor of arrears or of any late payment of rental shall not be a waiver of the essentiality of the Lessee’s obligation to pay rental in respect of those arrears or late payment or the Lessee’s continuing obligation to pay rental throughout the term.

24.3	Compensation for breach

(a)

In the event the Lessee’s conduct (whether acts or omissions) constitutes a repudiation of this Lease (or of the Lessee’s obligations under this Lease) or constitutes a breach of any Lease covenants the Lessee shall compensate the Lessor for the loss or damage suffered by reason of the repudiation or breach.

(b)	The Lessor shall be entitled to recover damages against the Lessee in respect of repudiation or breach of covenant for the damage suffered by the Lessor during the whole of the term.

(c)	The Lessor’s entitlement to recover damages shall not be affected or limited by any of the following:

(i)	if the Lessee shall abandon or vacate the Land;

(ii)	if the Lessor shall elect to re-enter or to terminate the Lease;

(iii)	if the Lessor shall accept the Lessee’s repudiation; and

(iv)	if the parties’ conduct shall constitute a surrender by operation of law.

(d)

The Lessor shall be entitled to recover damages against the Lessee in respect of the entire term including the periods before and after the Lessee has vacated the Land and before and after the events referred to in subclause 24.3(c) whether recovery proceedings are instituted before or after such conduct.

25.	COVENANTS BY LESSOR

25.1	Rates

The Lessor shall pay all rates, taxes and assessments charged upon the Land except those which the Lessee is obliged to pay.

25.2	Quiet enjoyment

The Lessee performing the Lessee’s obligations under this Lease shall peaceably possess and enjoy the Land without any undue interruption or disturbance from the Lessor.

26.	DISPUTE RESOLUTION

26.1	The parties will first endeavour to resolve any dispute or difference by agreement and if they agree by mediation.

26.2

Unless any dispute or difference is resolved by mediation or other agreement within 30 days of the dispute or difference arising, the same shall be submitted to the arbitration of one arbitrator who shall conduct the arbitral proceedings in accordance with the Arbitration Act 1996 or any other statutory provision then relating to arbitration.

26.3

If the parties are unable to agree on the arbitrator, an arbitrator shall be appointed, upon request of any party, by the president or vice president of the New Zealand law society. That appointment shall be binding on all parties to the arbitration and shall be subject to no appeal. The provisions of Article 11 of the First Schedule of the Arbitration Act 1996 are to be read subject to this and varied accordingly.

26.4

The procedures prescribed in this clause shall not prevent the Lessor from taking proceedings for the recovery of any rent or other monies payable under this lease which remain unpaid or from exercising the rights and remedies in the event of the default prescribed in clause 24.

27.	MORTGAGE OF THE LAND

The Lessee shall not call upon the Lessor to execute a registrable memorandum of lease of the Land unless the Lessee shall have first paid to the Lessor the full amount of the costs and expenses to be incurred, including legal, survey and Lessor’s administration, in preparing, executing and causing to be registered such memorandum of lease and the Lessee shall not at any time lodge a caveat against any title to the land comprising the Land.

28.	MISCELLANEOUS

28.1	Costs

Each party will pay their own costs of the negotiation and preparation of this lease and any deed recording a rent review or renewal. The Lessee shall pay the Lessor’s costs incurred in considering any request by the Lessee for the Lessor’s consent to any matter contemplated by this lease, and the Lessor’s legal costs (as between lawyer and client) of and incidental to the enforcement of the Lessor’s rights, remedies and powers under this lease.

28.2	Notices

(a)	Any notice or other document required to be given or served under this Lease may (in addition to any other method permitted by law):

(i)	in the case of the Lessee be given or served by registered post or by delivery to the Lessee at the Lessee’s last known place of abode or business or by delivery to the Land; and

(ii)	in the case of the Lessor by registered post or by delivery to the Lessor’s principal place of business or such address as may be notified to the Lessee from time to time.

(b)	Any notice or other document shall be deemed to have been served on the other party one business day after the date of posting or delivery.

(c)	In the case of any notice or document required to be served or given by the Lessor the same may be signed on behalf of the Lessor by any authorised officer of the Lessor or by the Lessor’s solicitors.

28.3	Compliance with Statutes and regulations

(a)

The Lessee shall comply with the provisions of all statutes, ordinances, regulations, and by-laws in any way relating to or affecting the Land or the use of the Land by the Lessee or other occupant and will also comply with the provisions of all licences, requisitions and notices issued by any competent authority in respect of the Land or their use by the Lessee or other occupant.

(b)

Notwithstanding the provisions of clause (a) above where the Land or any part of the Land comprises a building owned by the Lessor then the Lessor will undertake such action required to ensure compliance with the Building Act 2004 (unless any particular obligation is the responsibility of the Lessee as the occupier of the Land) but the Lessee shall on demand by the Lessor pay by way of refund to the Lessor all costs incurred by the Lessor in respect of such action.

28.4	Waiver

No waiver or failure to act by either party in respect of any breach by the other shall operate as a waiver of another breach.

28.5	Relationship

Nothing in this Lease, including clause 4 and the Statement of Principles, creates or evidences any partnership or fiduciary relationship between the parties, and nothing in clause 4 or the Statement of Principles limits or restricts an express term of this Lease.

28.6	Counterparts

This lease may be executed in two or more counterparts, all of which will together be deemed to constitute one and the same lease. A party may enter into this lease by signing a counterpart copy and sending it to the other party, including by facsimile or email.

Executed as a deed.

SIGNED for and on behalf of THE	)	/s/ G. Mackey	G. Mackey
PROPRIETORS OF TAWAPATA SOUTH	)
as Lessor by two committee members	)	/s/ Pat O’Brien	Pat O’Brien
in the presence of:	)

Witness signature	/s/ Robyn Tomlinson

Witness name:	Robyn Tomlinson

Occupation:	Chartered Accountant

Address:	Gisborne

SIGNED for and on behalf of	)
ROCKET LAB LIMITED as Lessee by its	)
sole director in the presence of:	)	/s/ Peter Beck

Witness signature	/s/ Courtney Dick

Witness name:	Courtney Dick

Occupation:	Lawyer

Address:	Auckland, New Zealand